Exhibit 3.3

CERTIFICATE OF AMENDMENT

TO THE

THIRD AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TALARIS THERAPEUTICS, INC.

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Talaris Therapeutics, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Talaris Therapeutics, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 30, 2018 (the “Original Certificate”). The name under which the Corporation filed the Original Certificate was Regenerex, Inc. The Corporation filed a Certificate of Conversion along with a Certificate of Incorporation converting from a limited liability company to a corporation under the name of Regenerex, Inc. on October 30, 2018. The Corporation filed an Amended and Restated Certificate of Incorporation under the name Regenerex, Inc. on November 1, 2018. The name of the Corporation was further changed to Talaris Therapeutics, Inc. on March 6, 2019. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on September 22, 2020. A Third Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 11, 2021 (as amended, the “Charter”). Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment (this “Amendment”) amends certain provisions of the Charter.

2. The Board of Directors of the Corporation duly adopted resolutions approving the Amendment and declaring the Amendment to be advisable.

3. Article I of the Charter is hereby amended and restated in its entirety to read as follows:

“The name of the corporation is Tourmaline Bio, Inc. (the “Corporation”).”

4. All other references to “Talaris Therapeutics, Inc.” in the Charter shall be replaced with “Tourmaline Bio, Inc.”

5. This Amendment shall become effective at 4:03 p.m. Eastern Time on October 19, 2023.

IN WITNESS WHEREOF, this Certificate of Amendment has been executed by a duly authorized officer of the Corporation as of October 19, 2023.

By:	/s/ Mary Kay Fenton
	Name:	Mary Kay Fenton
	Title:	Chief Financial Officer and Interim Chief Executive Officer and President